Richard P. Greene, P.A.
                             International Building
                           2455 East Sunrise Boulevard
                                    Suite 905
                         Fort Lauderdale, Florida 33304
                            Telephone (954) 564 6616
                               Fax (954) 561-0997








         March 16, 2001

          Securities and Exchange Commission
          Washington, D.C.  20059

                              Re: UltraMed International, Inc.


          Gentlemen:

          UltraMed International,Inc.(the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the state of New Jersey.

          The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification.

          This opinion is given in connection with the registration with the Securities and Exchange Commission of one million fund hundred thousand (1,500,000) shares of common stock being offering by the Company, and one million four hundred ninety two thousand five hundred (1,492,500) shares of common stock being offered by certain selling security holders. All of these shares of common stock are being offered for sale in the Company's proposed public offering.

          We have acted as counsel to the company in connection with the issuance of shares of its common stock, and in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.


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          All of the 1,500,000 shares being offered by the Company and registered are now authorized but unissued shares. All of the 1,492,500 shares being offered by selling security holders are currently issued and outstanding.

         Based upon the foregoing, we are of the opinion that (1) the 1,492,500 shares of common stock of the Company being offered by selling security holders of the Company and registered for sale by the Company, are legally issued, fully paid and non-assessable and there is no personal liability to the owners thereof; and (2)the 1,500,000 shares of common stock of the Company being registered for sale by the Company, when issued and sold pursuant to this Registration Statement will be legally issued, fully paid and non-assessable and there will be no personal liability to the owners thereof.

          The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

          Very truly yours,



          RICHARD P. GREENE, P.A.

          Richard P. Greene
          For the Firm


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